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                                                                   EXHIBIT 23.3

                       CONSENT OF INDEPENDENT AUDITORS'

The Board of Directors of
Homestead Village Incorporated:

  We consent to the use of our report, incorporated by reference herein, dated May 1, 1996, relating to the combined balance sheet of PTR-Homestead Village Group (the predecessor to Homestead Village Incorporated) as of December 31, 1995, the related combined statements of operations, owners' equity and cash flows for each of the years in the two-year period ended December 31, 1995 and, the related 1995 and 1994 information included in Schedule III, Real Estate and Accumulated Depreciation, incorporated by reference herein, and to the reference to our firm under the heading "Experts" in this Registration Statement on Form S-3 and related Prospectus of Homestead Village Incorporated.

                                          KPMG Peat Marwick LLP

Chicago, Illinois
October 10, 1997